                                  EXHIBIT 99.2

                             Schedule of Allowances




                                                   Balance at      Charged to                      Balance at
                                                  beginning of      costs and                        end of
           Description                               period         expenses       Deductions        period
           -----------                               ------         --------       ----------        ------

Allowance for doubtful accounts:
             (in thousands)

         Year ended July 31, 2002                            -            425              72             353

         Year ended July 31, 2001                            -              -               -               -

         Year ended July 31, 2000                            -              -               -               -
